EXHIBIT 99
RESTAURANT BRANDS INTERNATIONAL ANNOUNCES RECEIPT OF EXCHANGE NOTICE FOR 6.7 MILLION CLASS B EXCHANGEABLE LIMITED PARTNERSHIP UNITS

Toronto, Ontario – September 11, 2020 - Restaurant Brands International Inc. (“RBI” or the “Company”) (TSX/NYSE: QSR) and Restaurant Brands International Limited Partnership (“RBI LP”) announced today the receipt of an exchange notice from 3G Restaurant Brands Holdings LP (“RBH”), an affiliate of 3G Capital Partners (“3G Capital”), to exchange 6,757,692 Class B exchangeable limited partnership units (the “Exchangeable Units”) of RBI LP.

RBI LP intends to satisfy this notice with the repurchase of all of these Exchangeable Units for cash. The repurchase of Exchangeable Units for cash is anticipated to be financed with available cash on hand. Once the exchange is settled, the Exchangeable Units will be cancelled, decreasing the fully diluted shares of RBI by the same amount. Following the exchange, RBH will hold approximately 31% of RBI’s fully diluted shares.

The exchange date will occur on October 2, 2020, and the repurchase of Exchangeable Units for cash will be based on the 20-day volume weighted average price of the Company’s common shares traded on the NYSE in US dollars, in accordance with the terms of the limited partnership agreement of RBI LP. Also, per the terms of the limited partnership agreement, RBH would have until September 25, 2020 to revoke its exchange notice, in part or in full, after which time the exchange notice will become irrevocable, however RBH has waived its right to revoke the exchange notice.

About Restaurant Brands International Inc.

Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with approximately $32 billion in annual system-wide sales and over 27,000 restaurants in more than 100 countries and U.S. territories. RBI owns three of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, and POPEYES®. These independently operated brands have been serving their respective guests, franchisees and communities for over 45 years.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements include statements about RBI’s expectations and beliefs regarding its ability to complete the cash repurchase of Exchangeable Units, and the anticipated source of funds to fund the repurchase. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and on SEDAR in Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s substantial indebtedness, which could adversely affect its financial condition and prevent it from fulfilling its obligations. RBI undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

SOURCE Restaurant Brands International Inc.

Investors: investor@rbi.com; Media: media@rbi.com